Exhibit 99.1

Contact:	J. Bradley Scovill, Senior Executive Vice President and Chief Financial Officer 717-581-6030

October 28, 2003

FOR IMMEDIATE RELEASE

Sterling Financial Corporation Announces Record Earnings

LANCASTER, PA—Sterling Financial Corporation (Nasdaq: SLFI) announced record earnings for the quarter and nine months ended September 30, 2003.

Sterling’s net income was $7.497 million for the quarter ended September 30, 2003, an increase in $1.232 million, or 19.7%, over third quarter 2002. Diluted earnings per share totaled $0.44 for the quarter ended September 30, 2003, versus $0.37 for the same period in 2002, an increase of 18.9%. Third quarter 2003 results were favorably influenced by gains on sales of securities, which totaled $346 thousand, or $225 thousand after-tax, or $0.01 per diluted share.

Net income for the nine months ended September 30, 2003 totaled $21.066 million, an increase of $3.120 million, or 17.4%, over 2002’s nine-month net income of $17.946 million. For the nine months ended September 30, 2003, diluted earnings per share increased 15.0%, totaling $1.23 in 2003, versus $1.07 in 2002.

Total assets increased to $2.298 billion at September 30, 2003, a 7.0% increase from September 30, 2002 total assets of $2.147 billion. Asset growth was centered in loans, which grew from $1.284 billion at September 30, 2002 to $1.458 billion at September 30, 2003, an increase of 13.6%. The increase in assets was funded with $56 million in deposit growth, as well $79 million in borrowings.

A major contributor to the record earnings was Sterling’s net interest income, which grew by 14.5% and 15.8% for the quarter and nine months ended September 30, 2003 over the previous year’s results. During 2003, Sterling has been able to fund its loan growth principally through internal sources, including deposits, retained earnings, and maturing securities. As a result of the loan growth and favorable funding sources, Sterling’s net interest margin has grown to 4.63% for the nine months ended September 30, 2003, as compared to 4.28% in 2002.

In addition to increases in net interest income, Sterling’s non-interest income has increased by 13.8% and 7.5% for the quarter and nine months ended September 30, 2003 over 2002’s results. Sterling’s bank affiliates have benefited from the low interest rate environment, allowing continued growth in its mortgage banking income, and Sterling Financial Trust Company has seen improvement in their revenues as general stock market conditions have improved.

J.     Roger Moyer, Jr., President and Chief Executive Officer of Sterling noted, “Sterling continued its 2003 momentum by posting record quarterly earnings. Although our net interest margin has experienced some slight compression in the third quarter as compared to the second quarter of 2003, net interest income has grown as we have been able to improve the composition of our balance sheet through loan growth, including core loan growth as well as growth achieved through new markets served and new product offerings.” Moyer added, “In addition to our margin business, Sterling’s fee based revenues have also increased as a result of favorable interest rate conditions for our mortgage banking revenues, and the improvement in the equity market, which enhanced our trust and investment management revenues. We expect fee-based revenues to continue to grow with the acquisition of Church Capital Management and Bainbridge Securities in October 2003. These companies are key to Sterling’s desire to build a diversified financial holding company, and gain additional cross-selling opportunities and experience synergies in our investment services operations.”

Sterling Financial Corporation is a family of financial services organizations that operates 55 banking locations in south central Pennsylvania and northern Maryland, through its affiliate banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East, Bank of Lebanon County, and PennSterling Bank, located in Berks County. In addition to its banking affiliates, Sterling’s affiliates include Town and Country Leasing, LLC, Lancaster Insurance Group, LLC, Equipment Finance LLC, a specialty commercial finance company, Sterling Financial Settlement Services Company and Sterling Financial Trust, which manages nearly $1 billion in assets. In October 2003, Sterling announced it completed its acquisition of Church Capital Management, a Registered Investment Advisor with assets under management of $690 million, and Bainbridge Securities, an NASD securities broker/dealer.

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

STERLING FINANCIAL CORPORATION
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

EARNINGS
Interest income	$32,157	$31,646	$94,601	$92,043
Interest expense	10,153	12,423	30,850	37,004
Net interest income	22,004	19,223	63,751	55,039
Provision for loan losses	872	218	2,816	1,018
Noninterest income	12,381	10,878	35,529	33,040
Securities gains (losses)	346	(89)	390	(480)
Noninterest expense	23,774	21,206	68,433	64,119
Income tax expenses	2,588	2,323	7,355	4,516
Net income	7,497	6,265	21,066	17,946
PER SHARE DATA
Basic earnings per share	$0.44	$0.37	$1.24	$1.08
Diluted earnings per share	0.44	0.37	1.23	1.07
Dividends per share	0.18	0.17	0.52	0.49
Book value per realized share			11.51	10.55
PERIOD-END BALANCES
Securities			$590,828	$569,488
Loans			1,457,683	1,283,736
Allowance for loan losses			14,014	12,508
Total assets			2,298,178	2,146,999
Deposits			1,742,558	1,687,051
Borrowed funds			303,909	224,418
Stockholders’ equity			206,700	194,063
RATIOS
Return on average assets	1.32%	1.19%	1.29%	1.19%
Return on average realized equity	15.40%	14.12%	14.92%	14.32%
Efficiency ratio (1)	60.00%	59.20%	59.60%	60.70%
Allowance for loan losses to total loans			0.96%	0.97%
Allowance for loan losses to nonperforming loans			369%	119%
Nonperforming loans to total loans			0.26%	0.82%

(1)	Sterling calculates its efficiency ratio by netting depreciation on operating leases with related rental income.